                                                                   EXHIBIT 23.7

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-4 (related to "American Tower Corporation Merger Agreement") of American Tower Systems Corporation of our report dated April 3, 1997 relating to the combined financial statements of CBC of Baltimore, Inc. (d/b/a WOCT-FM) and WWMX-FM, Inc. (wholly-owned subsidiaries of Capitol Broadcasting Company, Inc.), which appears in American Radio Systems Corporation's Current Report on Form 8-K/A (Amendment No. 1) dated April 17, 1997. We also consent to the reference to us under the heading "Experts" in such Prospectus.

Price Waterhouse LLP

Raleigh, North Carolina

February 13, 1998